UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Catalyst Pharmaceutical Partners, Inc.

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Catalyst Pharmaceutical Partners, Inc.

355 Alhambra Circle, Suite 1500

Coral Gables, Florida 33134

(305) 529-2522

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Catalyst Pharmaceutical Partners, Inc., a Delaware corporation, will be held on Thursday, May 21, 2015, at 9:00 a.m., local time, at the Hyatt Regency Coral Gables, located at 50 Alhambra Plaza, Coral Gables, Florida, 33134, for the following purposes, all of which are set forth more completely in the accompanying Proxy Statement:

(1) To elect six directors to serve a term of one year or until their successors are duly elected and qualified, or until their earlier death, resignation, or removal;

(2) To approve an Amendment to our Certificate of Incorporation that would increase the number of authorized shares of our common stock from 100,000,000 shares to 150,000,000 shares;

(3) To approve an Amendment to our Certificate of Incorporation that would change our corporate name from “Catalyst Pharmaceutical Partners, Inc.” to “Catalyst Pharmaceuticals, Inc.”;

(4) To ratify Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

(5) To transact such other business as may properly come before the meeting.

Pursuant to our bylaws, our Board of Directors has fixed the close of business on Monday, March 23, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

A FORM OF PROXY IS ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2015: The 2015 Proxy Statement and our 2014 Annual Report are available at: http://ir.catalystpharma.com/annual-proxy.cfm.

BY ORDER OF THE BOARD OF DIRECTORS

Philip B. Schwartz

Corporate Secretary

March 31, 2015

Catalyst Pharmaceutical Partners, Inc.

355 Alhambra Circle, Suite 1500

Coral Gables, Florida 33134

(305) 529-2522

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (“Board”) of Catalyst Pharmaceutical Partners, Inc., a Delaware corporation, for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 21, 2015, at 9:00 a.m., local time, at the Hyatt Regency Coral Gables, located at 50 Alhambra Plaza, Coral Gables, Florida 33134. The approximate date on which this statement and the enclosed proxy will be sent to stockholders will be March 31, 2015. The form of proxy indicates a space for you to withhold your vote for any proposal. You are urged to indicate your vote on each matter in the space provided. If signed but no space is marked, it will be voted upon by the persons named at the meeting: (i) for the election of six persons to our Board of Directors to serve until the 2016 annual meeting of stockholders or until their respective successors are duly elected and qualified or until their earlier death, resignation, or removal; (ii) for the approval of an amendment to our Certificate of Incorporation that would increase the number of our authorized shares of common stock from 100,000,000 shares to 150,000,000 shares; (iii) for the approval of an amendment to our Certificate of Incorporation that would change our corporate name from “Catalyst Pharmaceutical Partners, Inc.” to “Catalyst Pharmaceuticals, Inc.”; (iv) for the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and (v) in their discretion, upon such other business as may properly come before the meeting.

Representatives of Grant Thornton LLP, our independent registered public accounting firm, are expected to attend the Annual Meeting.

We will bear the cost of the Board’s proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone and e-mail, all without extra compensation.

At the close of business on Monday, March 23, 2015 (the “Record Date”), we had outstanding 81,834,849 shares of our common stock, par value $0.001 per share. Each share of our common stock entitles the holder thereof on the Record Date to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. Only stockholders at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of our common stock. In the event that there are not sufficient proxies for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Shares represented by proxies that are marked “abstain” or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as “broker non-votes”), those shares will not be included in the vote totals.

A list of the stockholders entitled to vote at the Annual Meeting will be available at our principal executive office located at 355 Alhambra Circle, Suite 1500, Coral Gables, Florida 33134 for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder. The list will also be available for inspection at the Annual Meeting by any stockholder who is present.

Whether or not you plan to attend the Annual Meeting, please fill in, sign and return your proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A LATER-DATED WRITTEN NOTICE TO OUR CORPORATE SECRETARY, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROPERLY EXECUTED PROXIES WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

OUR BOARD OF DIRECTORS

We identify and describe below the key experience, qualifications and skills our directors bring to the Board of Directors that are important in light of our business and structure. The directors’ experiences, qualifications and skills that were considered in their re-nomination are included in their individual biographies.

Name	Age	Position(s)
Patrick J. McEnany	67	Chairman, President and Chief Executive Officer
Philip H. Coelho (1)(3)	71	Director
Richard Daly (2)(3)	53	Director
Donald A. Denkhaus (1)(3)	69	Director
Charles B. O’Keeffe (1)(2)(3)	75	Lead Independent Director
David S. Tierney, M.D. (2)(3)	51	Director

(1)	Member of the audit committee

(2)	Member of the compensation committee

(3)	Member of the nominating and corporate governance committee

Patrick J. McEnany is a co-founder of our company and currently serves as our Chairman, President and Chief Executive Officer (“CEO”). Mr. McEnany has been our CEO and a director since our formation in January 2002. He became Chairman and President in March 2006. From 1999 to 2002, Mr. McEnany was a consultant to the pharmaceutical industry. From 1991 to 1997, Mr. McEnany was Chairman and CEO of Royce Laboratories, Inc., a generic pharmaceutical manufacturer. From 1997 to 1998, after the merger of Royce into Watson Pharmaceuticals, Inc., Mr. McEnany served as president of the wholly-owned Royce Laboratories subsidiary and vice president of corporate development for Watson Pharmaceuticals, Inc. From 1993 to 1997, he also served as vice chairman and a director of the National Association of Pharmaceutical Manufacturers. He currently serves on the board of directors of CESCA Therapeutics Inc. (f/k/a ThermoGenesis Corp.) and the Jackson Memorial Hospital Foundation, and over the last 30 years has served as a director for numerous other public companies. The Board of Directors believes the characteristics that qualify Mr. McEnany for election to the Board include his long-term experience in the pharmaceutical industry and his business leadership experience.

Philip H. Coelho has been a member of our Board of Directors since October 2002 and currently chairs the Nominating & Corporate Governance Committee of our Board. Mr. Coelho is currently President and CEO of Synergenesis Inc. a company enabling regenerative cures through the application of innovative engineering and President of PHC Medical, Inc., a company providing consulting services for enterprises in the medical device related cell therapy field. Previously, from October 1986 until 2008, Mr. Coelho founded and was employed by ThermoGenesis Corp. (n/k/a CESCA Therapeutics Inc.), a company focused on the blood processing and hospital/woundcare markets. Mr. Coelho was Chairman and Chief Executive Officer of ThermoGenesis from December 1989 until May 2007 and served as its Chief Technology Architect from June 2007 until May 2008. From October 1986 to September 1989, Mr. Coelho held the position of Vice President and Director of Research, Development and Manufacturing with ThermoGenesis. Prior to his association with ThermoGenesis, from October 1983 to October 1986 Mr. Coelho was President of Castleton, Inc., a company that developed and licensed ultra-rapid heat transfer technology to ThermoGenesis. Mr. Coelho currently serves on the Board of Directors of Mediware Information Systems, Inc. and Ampio Pharmaceuticals, Inc. Mr. Coelho holds a Bachelor of Science degree in Mechanical Engineering from the University of California, Davis. The Board of Directors believes the characteristics that qualify Mr. Coelho for election to the Board include his long-term experience in the pharmaceutical industry and his business leadership experience.

Richard Daly joined our Board of Directors in February 2015. Until October 2014, Mr. Daly served as President of AstraZeneca US Diabetes, where he led all commercial and medical plans and objectives for a $1.2 billion, 3,000-employee division, including the successful launch of an orphan/rare disorder drug, Myalept, for Lipodystrophy. From 2011 through 2013, Mr. Daly served as a Co-Founder of and an investor in Sagepath

Partners, a company providing the pharmaceutical industry with outsourced commercial services. From 2008 to 2011, Mr. Daly was employed by Takeda N.A., the North American subsidiary of Takeda Pharmaceuticals, serving first as Vice President, Integration, leading a 6,500 person commercial/R&D merger between TAP Pharmaceuticals and Takeda N.A., and then as Executive Vice President of Takeda N.A., with commercial responsibility for all businesses in the Americas. From 2006 to 2008, Mr. Daly served as the Vice President, Commercial Strategy for TAP Pharmaceuticals, a joint venture between Takeda Pharmaceuticals and Abbott Labs. In 1998, Mr. Daly was a founding member of the leadership team of Takeda Pharmaceuticals N.A., serving initially as the Senior Director of Marketing. Between 1998 and 2006, Mr. Daly took on roles of increasing responsibility culminating in his appointment as Senior Vice President, Marketing (2001-2006). Mr. Daly received his Bachelor of Science in Microbiology from the University of Notre Dame in 1983 and his MBA from the Kellogg School of Management, Northwestern University in 1998. The Board of Directors believe that the characteristics that qualify Mr. Daly for election to the Board include his significant pharmaceutical industry experience and his experience in launching and managing sales of numerous pharmaceutical products, including several products that are used to treat orphan/rare diseases.

Donald A. Denkhaus joined our Board of Directors in February 2015 and currently chairs the Audit Committee of our Board. Since 2005, Mr. Denkhaus has been Chairman and Chief Financial Officer of The Kitchen, LLC, a company providing language dubbing and subtitling services to the television industry. From 1970 through 2002, Mr. Denkhaus, who is licensed as a certified public accountant, worked for Arthur Andersen LLP, a global professional services organization, where he was an audit partner for twenty-two years and held numerous leadership positions, including as head of Andersen’s South Florida audit practice and, from 1998 through 2002, as Audit Practice Partner responsible for Andersen’s offices in Florida and Puerto Rico. From 2010 to 2013, Mr. Denkhaus was Chair of Nuovo Biologics, a privately held biotech company currently seeking FDA approval of an antiviral drug, and, from 2004 until its sale in 2009, Mr. Denkhaus served on the board of directors and as chair of the audit committee of Noven Pharmaceuticals, a publicly-traded specialty pharmaceutical company focused on women’s health and psychiatry. Mr. Denkhaus received a Masters in Business Administration degree with a major in finance from the University of Maryland and a Bachelors of Business Administration with a major in accounting from Kent State University. The Board of Directors believe that the characteristics that qualify Mr. Denkhaus for election to the Board include his extensive financial experience and his prior experience serving as a director of two pharmaceutical companies, one of which was publicly-traded.

Charles B. O’Keeffe has served as a member of our Board of Directors since December 2004 and became our lead independent director in July 2011. Mr. O’Keeffe also served as a consultant to us from December 2004 until June 2011. Mr. O’Keeffe is a Professor in the Departments of Pharmacology, Epidemiology and Community Health at Virginia Commonwealth University (“VCU”), and has served in such capacity since January 1, 2004. Mr. O’Keeffe joined VCU after retiring as President and Chief Executive Officer of Reckitt Benckiser Pharmaceuticals, Inc., a position Mr. O’Keeffe held from 1991 until 2003. As President of Drug Abuse Rehabilitation Services (from 1970 until 1971), he developed the first child-resistant, abuse-resistant vehicle for dispensing methadone. He served as president of Washington Reference Laboratories from 1972 until 1975, which provided toxicology services to the Department of Defense during the Vietnam War. He has served in the White House (from 1970 until 1973 and from 1976 until 1980) for three presidents—as advisor, special assistant for international health and deputy director for international affairs in the Office of Drug Abuse Policy—and has served on U.S. delegations to the World Health Assembly and the U.N. Commission on Narcotic Drugs. Mr. O’Keeffe played a significant role in helping Congress reach consensus on the Drug Addiction Treatment Act of 2000. The Board of Directors believes the characteristics that qualify Mr. O’Keeffe for election to the Board include his business leadership experience and his long-time experience in the pharmaceutical industry.

David S. Tierney, M.D. has served as a member of our Board of Directors since October 2002 and currently chairs the Compensation Committee. Dr. Tierney currently serves as CEO of Icon Bioscience, Inc., a privately held ophthalmic drug delivery company. Dr. Tierney served as President and Chief Operating Officer (and a member of the board of directors) of Oceana Therapeutics, Inc., a private specialty pharmaceutical company between the organization of that company in 2008 and the sale of that company to Salix Pharmaceuticals, Ltd. in December 2011. Dr. Tierney also served as the President and CEO (and as a member of the board of directors) of Valera Pharmaceuticals, Inc. a specialty pharmaceutical company, between August 2000 and April 2007, when Valera completed a merger with Indevus Pharmaceuticals, Inc. Further, from January 2000 to August 2000, Dr. Tierney served as President of Biovail Technologies, a division of Biovail Corporation, a Canadian drug delivery company, where he was responsible for all of Biovail’s research and development, regulatory and clinical activities. Finally, from March 1997 to January 2000, Dr. Tierney was Senior Vice President of Drug Development at Roberts Pharmaceutical Corporation, where he was responsible for all research and development activities, and for drug development, medical affairs, worldwide regulatory affairs and chemical process development, as well as being part of the executive management team, and from December 1989 to March 1997, Dr. Tierney was employed by Élan Corporation, a pharmaceutical company, in a variety of management positions. Dr. Tierney is also a director of Bioject Medical Technologies, Inc. Dr. Tierney received his medical degree from the Royal College of Surgeons in Dublin, Ireland and was subsequently trained in internal medicine. The Board of Directors believes the characteristics that qualify Dr. Tierney for election to the Board include his business leadership experience and his pharmaceutical industry experience.

We mourn the passing of Hubert E. Huckel, our co-founder and a member of our Board of Directors from 2002 until his death in December 2014. Dr. Huckel’s contribution to our company was invaluable and he will be greatly missed. We extend our condolences to his family.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers and directors and persons who own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in their ownership of common stock. Officers, directors, and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations made to us that no other reports were required, during the year ended December 31, 2014 all Section 16(a) filings required to be filed by our officers, directors, and greater than 10% stockholders were timely filed.

Independent Directors

As required under applicable NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time. Consistent with these considerations, the Board of Directors has affirmatively determined that all of our directors (other than Mr. McEnany, who serves as our CEO) are “independent directors” within the meaning of the applicable NASDAQ listing standards.

Corporate Governance

Our Board of Directors and management are committed to utilizing good corporate governance practices to ensure we are managed for the long-term benefit of our stockholders. We have in place a variety of policies and practices to promote good corporate governance. A majority of our Board of Directors is independent, in accordance with applicable NASDAQ listing standards, and all members of the Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee of our Board of Directors also meet applicable NASDAQ listing standards for independence. We have also established:

•

written charters for the Audit, Compensation, and Nominating & Corporate Governance Committees that address corporate governance practices in accordance with the Sarbanes-Oxley Act, current NASDAQ corporate governance guidelines, and other applicable rules and regulations;

•	a Code of Business Conduct and Ethics applicable to our officers, directors, and employees;

•	a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	disclosure control policies and procedures.

The Nominating & Corporate Governance Committee is responsible for establishing and reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board of Directors concerning corporate governance matters. Among the matters addressed by our corporate governance guidelines are:

•

Director Independence—Independent directors shall constitute at least a majority of our Board and of our Board committees in accordance with the independence standards set forth in the applicable NASDAQ listing standards.

•	Executive Sessions of Independent Directors—Our independent directors regularly meet in executive sessions without management present.

Copies of our Code of Business Conduct and Ethics can be found on the corporate governance page of the Investor Relations section of our website, which is located at http://ir.catalystpharma.com/governance.cfm.

Board Diversity

In carrying out its function to nominate candidates for election to our Board, the Nominating & Corporate Governance Committee considers the mix of skills, experience, character, commitment and diversity. The committee construes diversity as meaning a variety of opinions, perspectives and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our Board at that point in time.

Leadership Structure

Patrick J. McEnany serves as both our Chairman of the Board and CEO. The Board of Directors believes that independent oversight of management is an important component of an effective board of directors. The Board and its independent members believe that the most effective board leadership structure at the present time is for the CEO to serve as both Chairman of the Board and CEO, a structure that has served us well in the past. The independent members of the Board believe that because the CEO is ultimately responsible for our day-to-day operations and for executing our strategy, and because our performance is an integral part of the deliberations undertaken by the Board, the CEO is the director best qualified to act as the Chairman of the Board. The Board reserves the authority to modify this structure to best address and advance the interests of all stockholders, as and when appropriate.

The Board also believes that, for the reasons set forth below, our existing corporate governance practices achieve independent oversight and management accountability. Our governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, our officers. These governance practices are reflected in our various committee charters, which are available on our website at www.catalystpharma.com. Some of the relevant processes and other corporate governance practices include:

•

At each regularly scheduled Board meeting, all of our independent directors meet in an executive session without Mr. McEnany. In these executive sessions, the independent directors deliberate on matters such as those involving the performance of our officers.

•	Each of our directors is elected annually by our stockholders.

•

All of our directors, except for Mr. McEnany, are independent directors. Each director is an equal participant in decisions made by the full Board. All of the committees of the Board are comprised of only independent directors.

Lead Independent Director

The Board of Directors has appointed a non-management director to serve in a lead capacity (the “Lead Independent Director”) to perform such duties and responsibilities as the Board of Directors may determine. Charles B. O’Keeffe serves as the Lead Independent Director. The role of the Lead Independent Director includes:

•	in consultation with the Chairman, determining the length and timing of Board meetings, including regular and special meetings;

•	determining the agenda and materials to be provided to directors in advance of each meeting of the Board;

•	serving as chair of executive sessions of the Board and other meetings of the Board in the absence of the Chairman of the Board;

•	serving as liaison between the Chairman of the Board and the other independent directors;

•	overseeing the Board’s stockholder communication policies and procedures; and

•	calling meetings of independent directors.

Board Meetings and Attendance at Board and Board Committee Meetings

During 2014, our Board of Directors held eight meetings and took three actions by unanimous written consent. For 2014, all of our directors attended at least 75% or more of the aggregate number of meetings held by our Board of Directors and the Board committees on which they served. All of the members of our Board of Directors attended the 2014 Annual Meeting of Stockholders which was held on May 15, 2014. Directors are encouraged, but not required, to attend the Annual Meeting in person.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of our company, and such other duties as directed by the Board. The committee’s purpose is to oversee our accounting and financial reporting processes, the audits of our financial statements, the qualifications of the independent registered public accounting firm engaged as our independent auditor to prepare or issue an audit report on our financial statements, and the performance of our internal and independent auditors. The committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, our processes to manage business and financial risk, and compliance with applicable legal, ethical, and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditor.

The Board of Directors has determined that Donald A. Denkhaus, the current chair of the Audit Committee, and Philip H. Coelho, a former chair of and a current member of the Audit Committee, are each an “audit committee financial expert” as defined in Regulation S-K under the Exchange Act.

The Audit Committee held five meetings in 2014. The Audit Committee’s charter can be found at: http://ir.catalystpharma.com/governance.cfm.

Compensation Committee

The role of the Compensation Committee is to discharge the Board’s responsibilities related to compensation of our executive officers, to produce an annual report on executive compensation for inclusion in our Proxy Statement, and to oversee and advise the Board on the adoption of policies that govern our compensation programs, including our stock incentive plans and our benefit plans.

The Compensation Committee held five meetings in 2014 and took four actions by unanimous written consent. The Compensation Committee’s charter can be found at: http://ir.catalystpharma.com/governance.cfm.

Nominating & Corporate Governance Committee

The role of the Nominating & Corporate Governance Committee is to appoint nominees for election to our Board of Directors, to identify and recommend candidates to fill vacancies between annual stockholder meetings, to review, evaluate and recommend changes to our corporate governance policies, and to review our policies and programs that relate to matters of corporate responsibility, including public issues of significance to our company and our stockholders.

The Nominating & Corporate Governance Committee held one meeting in 2014. The Nominating & Corporate Governance Committee’s charter can be found at: http://ir.catalystpharma.com/governance.cfm.

Risk Oversight

Risk oversight is administered through the Board as a whole. The Board does not believe that risk management issues have an effect on our leadership structure. The Board provides feedback to management at regularly held Board meetings. The independent directors meet in executive session at each regular meeting of the Board of Directors and provide insight to our management on a variety of topics, including risk oversight.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for our internal control over financial reporting, the financial reporting process and preparation of our financial statements. Grant Thornton LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and to issue a report thereon. The Audit Committee’s responsibility is to select the independent auditors and to monitor and oversee these processes.

The Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors. In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of our financial statements is compatible with maintaining the independent auditors’ independence. During such discussions, the independent auditors confirmed that, as of December 31, 2014, they were independent accountants with respect to our company within the meaning of applicable federal securities laws and the requirements of the PCAOB.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the reports and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board that our audited financial statements for fiscal 2014 be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee has also reviewed all non-audit services being provided by the independent auditors and has concluded that the provision of such services has been compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has discussed these matters with representatives of the independent auditors and our management and will monitor our compliance with any new restrictions as they are put in place to continue to ensure that the services provided by our independent accountants are compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee

Donald A. Denkhaus (Chair)

Philip H. Coelho

Charles B. O’Keeffe

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into any such filings.

Independent Auditor’s Fees

The following table represents fees for professional audit and other services rendered by Grant Thornton LLP for the fiscal years ended December 31, 2014 and 2013.

	2014	2013
Audit fees (1)	$220,070	$159,750
Audit-related fees	—	—

Total audit fees	220,070	159,750
Tax fees	—	10,150
All other fees	—	—

Total fees	$220,070	$169,900

(1)	Represents aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of our financial statements included in our Annual Report on Form 10-K, for their reviews of our quarterly reports during 2013 and 2014 and, for 2014, for their report on the effectiveness of our internal control over financial reporting as of December 31, 2014. Also includes, (a) for 2014, aggregate fees of $24,380 for professional services rendered by Grant Thornton LLP in connection with our registration statement on Form S-3 (Registration No. 333-193699) and our registration statement on Form S-8 (Registration No. 333-198119) and (b) for 2013, aggregate fees of $21,950 for professional services rendered by Grant Thornton LLP in connection with our registration statement on Form S-3 (Registration No. 333-170945)

OUR MANAGEMENT TEAM

Officers

The following list reflects our officers, as of the date of this proxy, the capacity in which they serve us, and when they assumed office:

Name	Position(s)	Age	Officer Since
Patrick J. McEnany	Chairman, President and Chief Executive Officer	67	January 2002
Steven R. Miller, Ph.D.	Chief Operating Officer and Chief Scientific Officer	53	April 2007
Alicia Grande, CPA, CMA	Vice President, Treasurer and Chief Financial Officer	44	January 2007
David D. Muth	Executive Vice President, Chief Commercial Officer	61	August 2014
M. Douglas Winship	Vice President of Regulatory Operations	66	July 2006
Bernardo Mosquera, M.D.	Vice President of Clinical Operations	47	March 2013
David J. Caponera	Vice President, Patient Advocacy and Reimbursement	58	October 2014

Officers’ Business Experience

The business experience of Patrick J. McEnany is included above in “Our Board of Directors.”

Steven R. Miller, Ph.D., has served as Chief Operating Officer since January 2011 and as our Chief Scientific Officer since October 2009. Previously, commencing in April 2007, Dr. Miller was our Vice President of Pharmaceutical Development and Project Management. Dr. Miller has worked in the healthcare industry for over 25 years. Prior to joining us, Dr. Miller spent 15 years with various divisions of Watson Laboratories, a subsidiary of Watson Pharmaceuticals, Inc., most recently as Executive Director of R&D Operations. In this capacity, Dr. Miller managed a team of 75 in the testing of all R&D products for clinical trials, including method valuation, stability testing, operation of the R&D pilot plant, and assembly of the CMC section of drug applications, in addition to other responsibilities. Prior to holding this position, Dr. Miller was Director of Technology Transfer for Watson Laboratories, and Vice President of Research and Product Development for Royce Laboratories, which was subsequently acquired by Watson Laboratories. Prior to joining Royce Laboratories, Dr. Miller was Group Leader and Senior Scientist at Dade Behring. Prior to that, he served as an Analytical Chemist at the U.S. Food & Drug Administration. Dr. Miller received his Bachelor of Science Degree in Chemistry from the University of Maryland and his Ph.D. from the University of Miami.

Alicia Grande, CPA, CMA , has served as our Vice President, Treasurer and Chief Financial Officer since December 2011 and as our Chief Accounting Officer since January 2007. Prior to joining us, since 2003 Ms. Grande was employed by The Hackett Group, Inc. (f/k/a Answerthink, Inc.), a publicly-traded strategic advisory and technology consulting firm. Ms. Grande served in various capacities with The Hackett Group, most recently as Senior Director of Finance, and was responsible for all external and SEC financial reporting. Ms. Grande also served as head of The Hackett Group’s Sarbanes-Oxley Act compliance team. Prior to joining The Hackett Group, Ms. Grande was employed for more than 10 years in capacities from staff to most recently Senior Manager, Audit & Business Consulting, by several public accounting firms including Arthur Andersen LLP. Ms. Grande earned a Bachelor of Science degree in business administration, with majors in accounting and finance, from Syracuse University and a master of accounting degree from Florida International University.

David D. Muth has served as our Executive Vice President, Chief Commercial Officer since January 2015. Previously, from August 2014 until January 2015, Mr. Muth served as our Executive Vice President, Corporate Development and from June 2014 to August 2014 he was a consultant to the Company. Before joining Catalyst, from June 2010 to January 2014, Mr. Muth was President and CEO of Croma Pharmaceuticals, Inc., a subsidiary of CROMA-PHARMA GmbH, where he established their North American operations and launched ten ocular surgical products. Before joining Croma, from 2008 to June 2010, Mr. Muth was the Global Head of Business

Development for Baush+Lomb’s Pharmaceutical Group, where he negotiated numerous transactions, including company product acquisitions and in-licensed a portfolio of programs. Prior to joining Bausch+Lomb, Mr. Muth held a variety of management positions involving marketing, research, sales, product management and development and corporate development with Avalon Pharmaceutical, Osmotica Pharmaceutical, Nabi Biopharmacticals and Johnson & Johnson. Mr. Muth earned a B.S. in accounting from Villanova University, an M.B.A in Finance from Pace University and an M.B.A. in Pharmaceutical Marketing (2nd concentration) from Farleigh Dickenson University.

M. Douglas Winship joined us in July 2006 as our Vice President of Regulatory Operations. Mr. Winship has worked in regulatory affairs and clinical operations in the biopharmaceutical industry for over 40 years. From 2004 to 2005, Mr. Winship was Vice President—Quality Assurance and Regulatory Affairs for Argos Therapeutics, Inc., a biotechnology company developing immunotherapy treatments for cancer, in Durham, North Carolina. Previously, Mr. Winship was employed by CEL-SCI Corp., a biotechnology company developing immune system based treatments, in Vienna, VA, from 1998 to 2002 as Senior Vice President—Regulatory Affairs and Quality Assurance, and from 1994 through 1998 as Vice President—Regulatory Affairs and Quality Assurance. From 1988 to 1994, Mr. Winship was employed by Curative Technologies, Inc., a health-care company involved in the wound-healing market, first as Director of Regulatory Affairs and Quality Assurance and later as Vice President of Regulatory Affairs and Quality Assurance. Mr. Winship earned his Bachelor of Science in chemistry from Upsala College.

Bernardo Mosquera, M.D. joined us in March 2013 as our Vice President of Clinical Operations. Prior thereto, for three years, Dr. Mosquera managed his own clinical research consulting company. As an independent consultant, Dr. Mosquera was involved in trials for Alzheimer’s, Parkinson’s, and stroke medications for a multinational pharmaceutical company and several biotech companies. Prior to his time as an independent consultant, for approximately five years Dr. Mosquera worked first with Amgen and later as a dedicated contractor for Amgen on a number of Phase 3 trials in the oncology area. Prior to his time with Amgen, Dr. Mosquera worked with Kos Pharmaceuticals where he was involved in all aspects of clinical trial management for two Phase 3 trials, where he was responsible for CRO selection, site selection, vendor management, creation of study documents, IRB submissions, trial management, and CRA management. Dr. Mosquera received his medical degree from the Central University of Venezuela, School of Medicine. He also holds a master’s degree in public health from the University of South Florida.

David J. Caponera joined us in October 2014 as our Vice President, Patient Advocacy and Reimbursement. Mr. Caponera has over 30 years of successful healthcare experience ranging from clinical development, managing payer operations, extensive orphan drug product launches and implementing reimbursement and patient advocacy programs, with the last 15 years focused on rare diseases and orphan products. From December 2013 until he joined us, Mr. Caponera was an independent consultant to the orphan drug industry. Prior thereto, from January 2011 until October 2013, Mr. Caponera served as the Vice President, Patient Advocacy and Reimbursement for Aegerion Pharmaceuticals, Inc., where he established and built its patient advocacy and patient assistance organizations for the launch of Juxtapid™ the company’s first ultra-rare disease product. Prior to that, from November 2009 until January 2011, Mr. Caponera was the Director, Access Services for Pfizer, Inc., where he developed a global patient access network for the launch of ELELYSO™ for ultra-rare Gaucher disease. Prior thereto, Mr. Caponera served as Senior Director of Reimbursement and Distribution for Amicus Therapeutics, Inc., Vice President, Strategic Initiatives for Theracom, Inc., and Senior Director, Patient and Product Services for Genzyme Corporation. At Genzyme he led the case management functions for multiple orphan products, developed the reimbursement and patient management programs for two new product launches and directed the customer services functions. In addition, Mr. Caponera has held positions at Blue Cross Blue Shield of Massachusetts as Product Manager for Managed Care and Harvard Community Health Plan (now Harvard Pilgrim Health Care). Mr. Caponera holds a bachelor’s degree from Cornell University in biology and a master’s degree in health administration from Duke University.

Family Relationships

There are no family relationships between or among any of our directors and/or officers.

Chief Medical Officer

Our Chief Medical Officer is Charles Gorodetzky, M.D., Ph.D. Dr. Gorodetzky, age 77, is a consultant to our company. Dr. Gorodetzky has served as our Chief Medical Officer since September 2006. Dr. Gorodetzky has almost 50 years of experience in pharmacology, drug development, clinical trial management and addiction medicine. From 1999 to 2005, Dr. Gorodetzky was employed by Quintiles, Inc. in a variety of management positions, including serving as a Vice President in the Medical and Scientific Services Department. While at Quintiles, he had extensive experience with designing, organizing and managing large multi-center clinical trials in a variety of central-nervous system (CNS) indications, abuse liability, substance abuse treatment and smoking cessation. Prior to joining Quintiles, from 1994 to 1998 Dr. Gorodetzky was a Vice President of Hoechst Marion Roussel, Inc. (HMR) (formerly Marion Merrell Dow and now part of Sanofi-Aventis) serving as Global Head of CNS Development, Head of Clinical Research North America and North American Medical Advisor. Dr. Gorodetzky has been directly involved in the clinical development of vigabatrin since 1995, first as the primary responsible development person at HMR and then as the person at Quintiles working with HMR in the development of vigabatrin. Prior to joining HMR, Dr. Gorodetzky was employed by several pharmaceutical companies in management positions, with an emphasis on developing smoking cessation therapies and antiepileptic drugs. From 1963 to 1984, Dr. Gorodetzky was on the staff at the National Institute on Drug Abuse (NIDA) Addiction Research Center, serving in his last position as the final director of NIDA’s Lexington facility.

EXECUTIVE COMPENSATION—DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to our officers and administers our 2014 Stock Incentive Plan (the “2014 Plan”) and our 2006 Stock Incentive Plan (the “2006 Plan” and, together with the 2014 Plan, the “Plans”). Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated thereunder and under the Exchange Act, and in the applicable NASDAQ listing standards. The Compensation Committee operates under a written charter which describes the role, responsibilities, and functioning of the Compensation Committee. A copy of this charter can be viewed on our website at http://ir.catalystpharma.com/governance.cfm.

Summary Compensation Table

The following table sets forth information about the compensation earned during 2014, 2013 and 2012 by our Chief Executive Officer, our Chief Operating Officer, and our Chief Financial Officer, who were our three most highly compensated officers during the fiscal year ended December 31, 2014.

				Awards ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock (1)	Option (2)	Non-Equity Incentive Compensation	All Other Compensation ($) (3)	Totals ($)

Patrick J. McEnany	2014	425,000	85,000	226,400	734,487	—	—	1,470,887
Chairman, President and CEO	2013	406,202	20,310	—	—	—	—	426,512
	2012	386,859	7,737	—	66,409	—	—	461,005

Steven R. Miller,	2014	300,000	100,000	—	452,934	—	10,400	863,334
Chief Operating Officer and	2013	275,625	33,781	—	—	—	9,400	318,806
Chief Scientific Officer	2012	262,500	17,750	—	66,409	—	10,500	357,159

Alicia Grande	2014	240,000	48,000	—	416,209	—	9,904	714,113
Vice President, Treasurer and	2013	220,000	11,000	—	—	—	8,800	239,800
CFO	2012	200,000	4,000	—	66,409	—	8,000	278,409

(1)	The amounts reported in this column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock unit grants to the executive officers in the listed fiscal year.

(2)	The amounts reported in this column represent the grant date fair value of stock option awards granted in accordance with FASB ASC Topic 718 for the listed year. For additional information on the valuation assumptions used in the calculation of these amounts, refer to Note 12 to the “Notes to Financial Statements” contained in our 2014 Annual Report on Form 10-K.

(3)	All other compensation consists of 401(k) employer match.

Narrative to Summary Compensation Table

Executive Officers

We believe that our “executive officers” (as that term is defined in the rules and regulations under the Exchange Act) for 2014 were our President and CEO, Patrick J. McEnany, our Chief Operating Officer and Chief Scientific Office, Steven R. Miller, and our Vice President, Treasurer and Chief Financial Officer, Alicia Grande. Effective, January 1, 2015, David D. Muth became our Chief Commercial Officer. Mr. Muth will be an “executive officer” for 2015. When we refer to our “executive officers” in this Proxy Statement, we refer to Mr. McEnany, Dr. Miller and Ms. Grande for 2014 and Mr. McEnany, Dr. Miller, Ms. Grande and Mr. Muth for 2015.

Overview of compensation structure

The compensation structure for our executive officers consists of three components — a base salary, discretionary bonuses based on performance, and equity compensation. Each of these components paid in 2014 is reflected in the Summary Compensation Table set forth above and is also discussed in further detail below.

Compensation program objectives and what our compensation program seeks to reward

Our executive compensation program is designed to retain our executive officers and to motivate them to increase stockholder value on both an annual and longer term basis primarily by positioning our business to maximize our product development efforts and over time to turn those efforts into revenues and net income. To that end, compensation packages typically include significant incentive forms of stock-based compensation to ensure that each executive officer’s interest is aligned with the interests of our stockholders.

Why each element of compensation is paid and how the amount of each element is determined

The following is a brief discussion of each element of our executive officer compensation. The Compensation Committee intends to pay each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The Compensation Committee also intends to evaluate on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace with which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our executive officers.

Salaries. Mr. McEnany has an employment agreement with us, a copy of which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2014. Our other executive officers are employees at will. Since 2011, any increases in the salaries of our executive officers have been made at the discretion of the Compensation Committee. Mr. McEnany, who serves as our Chief Executive Officer, receives no additional compensation for serving on our Board of Directors.

For 2015, we will pay our executive officers the following salaries: (i) Patrick J. McEnany – $453,000; (ii) Steven R. Miller – $350,000; (iii) David D. Muth – $330,000; and (iv) Alicia Grande – $288,000.

Cash Incentive Compensation. Cash incentive or bonus compensation is discretionary under our employment agreement with Mr. McEnany. All cash incentive compensation grants are intended to be paid in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

For 2013, we paid a year-end cash bonus of five percent (5%) of base salary to each of our employees, including each of our executive officers. This bonus for 2013 services was awarded on a discretionary basis by the compensation committee based on the committee’s assessment of the employees’ performance during 2013.

In 2014, we paid a year-end cash bonus to each of our employees, including our executive officers. This bonus for 2014 services was awarded on a discretionary basis by the Compensation Committee based on the committee’s assessment of each employee’s performance during 2014.

For 2015, the Compensation Committee intends to develop a target bonus plan for cash bonus compensation that will include both individual and corporate targets. Under this plan, Mr. McEnany will have the opportunity to earn up to 50% of his salary in cash bonus compensation and the company’s other executive officers will have the opportunity to earn up to 30% of their salary in cash bonus compensation. The determination as to the satisfaction of any bonus targets established will be discretionary with the Compensation Committee.

Equity Compensation. We have historically made annual grants of equity compensation (stock options and/or restricted stock units) to our officers, directors and consultants under our 2006 Plan and 2014 Plan. However, no equity grants were made in 2013, other than grants to new employees hired during such period. Under the 2014 Plan, unless otherwise determined by the Compensation Committee, equity compensation awards vest over a four-year period.

Perquisites. We offer health benefits to each of our employees, including our executive officers. Such benefits are equal to the benefits available to all employees. We also provide a car allowance to our Chief Commercial Officer. No other perquisite benefits are available to our executive officers.

Employment Agreements and Potential Payments upon Termination or Change in Control

We have an employment agreement with Patrick J. McEnany, our Chairman, President and Chief Executive Officer, which provides for the payment of a base salary plus bonus compensation based on performance. Mr. McEnany’s employment agreement also contains a “change of control” severance arrangement if the employee is not retained in our employment after a change of control. The employment agreement for Mr. McEnany expires on November 8, 2016. After the expiration of his employment agreement, Mr. McEnany becomes an employee-at-will, and he will still be entitled to payments for termination without cause or in the event of a change in control, as set forth below.

Pursuant to the employment agreement that we have with Mr. McEnany, we may terminate his employment at any time for “cause”, in which he would have no right to receive compensation or other benefits for any period after termination. Termination for “cause” may also occur when the executive performs dishonest acts intended to benefit the executive personally, the executive’s willful neglect of the executive’s duties, or failure to perform such duties because of gross negligence on the part of the executive, violation of any obligation under the executive’s employment agreement not remedied by the executive after ten (10) days’ notice of such violation, or the executive’s arrest for, conviction of or plea of nolo contendre to a crime constituting a felony.

In certain circumstances, Mr. McEnany is entitled to severance pay. These circumstances include (1) his voluntary resignation after a change in control or a demotion, or our failure to perform our material obligations under his employment agreement and our failure to remedy such violation within ten (10) days’ notice of such violation, (2) his termination without cause, (3) his total and permanent disability, or (4) his death.

A change in control under our employment agreement with Mr. McEnany includes:

•

the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding any sales by stockholders made as part of an underwritten public offering of the common stock of the company), in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting power represented by the then-outstanding capital stock of the company to one or more Persons (other than to the executive officer or a “group” (as defined under the Securities Exchange Act of 1934) in which the executive officer is a member);

•	the sale of substantially all of the assets of the company (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization); or

•	the liquidation or dissolution of the company.

Under any of those circumstances, the executive’s severance package includes: (i) the payment of any accrued but unpaid annual bonus at the time of termination; (ii) the payment of the executive’s base salary for a period of at least twelve (12) months; and (iii) continuation of the executive’s medical benefits (in case of disability), including to his family (in case of death or disability).

Effective December 16, 2011, we entered into a letter agreement with Ms. Grande regarding her continued employment with us. Under such letter agreement, if Ms. Grande is terminated without “cause” (such term is defined in the same manner as set forth above in the description of Mr. McEnany’s employment agreement), she will receive twelve (12) months of base salary. Ms. Grande will also receive twelve (12) months of base salary if she resigns from her employment for “good reason.” “Good reason” is defined as any material alteration by us of positions, functions, duties, or responsibilities, or a material decrease in base salary not agreed to by Ms. Grande.

Dr. Miller and Mr. Muth also have letter agreements with us providing for payment of one year’s salary on a termination without cause or upon a change of control in which they are not retained by us or the party that acquires us.

The amounts payable to each executive officer with an employment agreement or letter agreement, in the event of termination, death, disability, or retirement, are set forth in the following chart assuming the event occurred on December 31, 2014:

Name	Payment Due Upon Termination either by company without Cause or Officer for Good Reason	Payment Due Upon the Death or Permanent Disability	Payment Due Upon a Termination by company with Cause or Resignation or Retirement	Payment Due upon a Change of Control
Patrick J. McEnany	$425,000	$444,147	—	$850,000
Steven R. Miller, Ph.D.	—	—	—	$300,000
Alicia Grande	$240,000	—	—	$240,000

EQUITY COMPENSATION PLAN INFORMATION

Grants of Plan-Based Awards for 2014

The following table provides information relating to options granted during the fiscal year ended December 31, 2014:

Name	Grant Date (1)	Number of Securities Underlying Options (#) (2)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards
Patrick J. McEnany	8/28/2014	300,000	$3.12	$734,487
Steven R. Miller	8/28/2014	185,000	$3.12	$452,934
Alicia Grande	8/28/2014	170,000	$3.12	$416,209

(1)	Options were granted at a meeting of the Compensation Committee on the grant date.

(2)	Options vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date and one-third on the third anniversary of the grant date, and expire on the seventh anniversary of the grant date.

In addition, on November 13, 2014, Patrick J. McEnany was granted 80,000 restricted stock units. The RSUs will vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and one-third on the third anniversary of the grant date. Under the award agreement relating to the RSUs granted to Mr. McEnany, none of the RSUs granted to Mr. McEnany will have any voting or other rights as a stockholder until the shares underlying the RSUs become vested and such shares are issued to Mr. McEnany.

Securities Authorized for Issuance under Equity Compensation Plans

The following table gives information about our common stock that may be issued upon the exercise of options under all of our existing equity compensation plans as of December 31, 2014:

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for equity compensation plans
Securities issued under the 2006 and 2014 Plans	3,155,000	$1.71	2,640,000
Securities issued outside the 2006 Plan and 2014 Plan (1)	729,610	$0.69	—

(1)	All of these outstanding stock options were exercised on a cashless basis on February 25, 2015.

2014 Stock Incentive Plan

In February 2014, our Board of Directors adopted the 2014 Plan, which became effective in May 2014 when the 2014 Plan was approved by our stockholders at the 2014 annual meeting of stockholders. We have reserved 4,000,000 shares for issuance under the 2014 Plan. As of December 31, 2014, stock options to purchase 1,280,000 shares of our common stock and 80,000 restricted stock units have been granted under the 2014 Plan and 2,640,000 shares remain eligible for grant under the 2014 Plan.

Administration. The Compensation Committee administers the 2014 Plan and determines which persons will receive grants of awards and the type of award to be granted to such persons. The Compensation Committee also interprets the provisions of the 2014 Plan and makes all other determinations that it deems necessary or advisable for the administration of the 2014 Plan.

Eligibility. All eligible individuals will be able to participate in the 2014 Plan. Eligible individuals include our directors, officers, employees, independent contractors and consultants, as well as individuals who have accepted an offer of employment with us.

Form of Awards. Awards under the 2014 Plan may be granted in any one or all of the following forms: (i) Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Non-Qualified Stock Options (unless otherwise noted herein, “Options” refers to both Incentive Stock Options and Non-Qualified Stock Options), (iii) Stock Appreciation Rights, which may be awarded either in tandem with Options or on a stand-alone basis, (iv) shares of Common Stock that are restricted (“Restricted Shares”), (v) the right to receive shares of the Company’s common stock at the end of a specified period (RSUs), (vi) the right to receive a fixed number of shares of common stock, or the cash equivalent, which is contingent on the achievement of certain performance goals (Performance Shares), or (vii) the right to receive a designated dollar value, or shares of common stock of the equivalent value, which is contingent on the achievement of certain performance goals (“Performance Units”).

Form of Awards – Stock Options. Stock options may be granted under the 2014 Plan for the purchase of shares of our common stock. The Compensation Committee may designate Options as either Incentive Stock Options or Non-Qualified Stock Options. The term of each Option granted will be determined by the Compensation Committee. However, no Incentive Stock Option will be exercisable more than ten years after the date it is granted, or in the case of an Incentive Stock Option granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company (a “10% Stockholder”), more than five years after the date it is granted.

The purchase price per share under each Incentive Stock Option will be specified by the Compensation Committee, but in no event may it be less than 100% of the market price per share of Common Stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a 10% Stockholder, the purchase price per share must not be less than 110% of the market price of the Common Stock on the date of grant.

Stock options may be exercised in whole or in part. Payment for such exercise must be made in cash or through the delivery to us of shares of common stock previously owned by the option holder. The Compensation Committee, in its sole and absolute discretion, may allow other forms of payment, including cashless exercises of such securities.

Form of Awards – Stock Appreciation Rights. Stock Appreciation Rights may be awarded by the Compensation Committee in such amounts and on such terms and conditions as the Compensation Committee shall determine, in its sole and absolute discretion. The terms and conditions of any Stock Appreciation Right shall be substantially identical to the terms and conditions of such Stock Appreciation Right should the grant of such Stock Appreciation Right had been the grant of an Option.

Upon exercise of a Stock Appreciation Right, the owner of such Stock Appreciation Right shall be entitled to receive payment in cash, in shares of Common Stock, or a combination thereof, as determined by the Compensation Committee in its sole and absolute discretion. The amount of such payment shall be determined by multiplying the excess, if any, of the fair market value of a share of Common Stock on the date of exercise over the fair market value of the common stock on the grant date, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are being exercised.

Form of Awards – Restricted Stock. Shares of Restricted Stock may be granted, in such amounts and on such terms and conditions as the Compensation Committee may determine, in its sole and absolute discretion. The Compensation Committee shall impose such restrictions on any Restricted Stock granted under the 2014 Plan as it may deem advisable.

Except as provided by the Compensation Committee in its sole and absolute discretion, Restricted Stock granted under the 2014 Plan will vest over a four year period after the grant date in equal annual increments of 25%. Shares of Restricted Stock may also be granted subject to performance goals, and such shares will be released from restrictions only after the attainment of such performance goals has been certified by the Compensation Committee.

Unless otherwise provided in the award agreement with respect to such grants, until the expiration of all applicable restrictions, (i) the Restricted Stock is treated as outstanding common stock in the Company, (ii) the participant holding shares of Restricted Stock may exercise full voting rights with respect to such shares, and (iii) the participant holding shares of Restricted Stock is entitled to all dividends and other distributions paid with respect to such shares while they are so held.

Form of Awards – RSUs. RSUs may be granted, in such amounts and on such terms and conditions as the Compensation Committee may determine, in its sole and absolute discretion. The Compensation Committee shall impose such restrictions on any RSUs granted under the 2014 Plan as it may deem advisable.

Unless otherwise provided by the Compensation Committee in the award agreement, upon the expiration of all applicable restrictions, shares of common stock will be paid within 60 days following the date the restrictions lapse. Participant’s holding RSUs will not have any rights of a stockholder until the underlying share of common stock are delivered.

Form of Awards – Performance Shares and Performance Units. Performance Shares and Performance Units may be granted, in such amounts and on such terms and conditions as the Compensation Committee may determine, in its sole and absolute discretion. All grants of Performance Shares and Performance Units shall satisfy the requirements set forth in the 2014 Plan. The criteria under which Performance Shares and Performance Units may be granted are set forth in the 2014 Plan.

As soon as practicable after the end of a performance period (as set forth by the Compensation Committee), the Compensation Committee shall determine to what extent the Performance Shares or Performance Units have been earned on the basis of the related performance.

Transferability of Awards. Awards are non-transferable other than by will or by the laws of descent and distribution or as otherwise expressly allowed by the Compensation Committee pursuant to a gift to members of an eligible person’s immediate family. The gift may be directly or indirectly transferred, by means of a trust, partnership, or otherwise. Stock options and SARs may be exercised only by the optionee, any such permitted transferee or a guardian, legal representative or beneficiary.

Change of control. If there is a change in control of our company, any award that is not exercisable and vested may immediately become exercisable and vested in the sole and absolute discretion of the Compensation Committee. Vested awards will be deemed earned and payable in full. The Compensation Committee may also terminate the awards, entitling participants to a cash payment. If our company is liquidated or dissolved, awards may also be converted into the right to receive liquidation proceeds. In the event that the Compensation Committee does not terminate or convert an award upon a change of control, then the award will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation.

Amendments, Modifications and Termination. Our Board of Directors may, at any time, amend, suspend or terminate the 2014 Plan, but the Board may not impair the rights of holders of outstanding awards without the holder’s consent. No amendment to the 2014 Plan may be made without consent of our stockholders. In the event that an award is granted to a person residing outside of the United States, the Board may, at its discretion, modify the terms of the agreement to comply with the laws of the country of which the eligible individual is a resident. The 2014 Plan will terminate 10 years after its effective date.

2006 Stock Incentive Plan

In July 2006, we adopted the 2006 Plan. Following final approval of the 2014 Plan by our stockholders in May 2014, no further awards will be made under the 2006 Plan. As of December 31, 2014, stock options to purchase 1,900,000 shares of our common stock were outstanding under the 2006 Plan, at exercise prices ranging from $0.47 per share to $1.09 per share.

Administration. The Compensation Committee administers the 2006 Plan and makes all determinations that it deems necessary or advisable for the administration of the 2006 Plan.

Transferability of awards. Awards are non-transferable other than by will or by the laws of descent and distribution or as otherwise expressly allowed by the Compensation Committee pursuant to a gift to members of an eligible person’s immediate family. The gift may be directly or indirectly transferred, by means of a trust, partnership, or otherwise. Stock options and stock appreciation rights may be exercised only by the optionee, any such permitted transferee or a guardian, legal representative or beneficiary.

Change of control. If there is a change in control of our company, any award that is not exercisable and vested may become immediately exercisable and vested in the sole and absolute discretion of the Compensation Committee. Vested awards will be deemed earned and payable in full. The Compensation Committee may also terminate the awards, entitling participants to a cash payment. If we are liquidated or dissolved, awards may also be converted into the right to receive liquidation proceeds. In the event that the Compensation Committee does not terminate or convert an award upon a change of control, then the award will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation

Amendments, modifications and termination. Our Board of Directors may not impair the rights of holders of outstanding awards without the holder’s consent. No amendment to the 2006 Plan may be made without consent of our stockholders. In the event that an award is granted to a person residing outside of the United States, the Board may, at its discretion, modify the terms of the agreement to comply with the laws of the country of which the eligible individual is a resident. The 2006 Plan will terminate 10 years after its effective date, but options outstanding under the 2006 Plan when it terminates that have not yet expired will remain outstanding pursuant to the terms of such options.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding equity-based awards held by our executive officers as of December 31, 2014.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Patrick J. McEnany	364,804	—	—	0.69	03/04/15	—	—	—	—
	75,000	—	—	1.09	11/05/15	—	—	—	—
	100,000	—	—	1.07	12/16/16	—	—	—	—
	200,000	—	—	0.47	12/12/17	—	—	—	—
	—	300,000	—	3.12	08/28/21	—	—	—	—
	—	—	—	—	—	—	—	80,000	—

Steven R. Miller, Ph.D.	60,000	—	—	1.09	11/05/15	—	—	—	—
	90,000	—	—	1.07	12/16/16	—	—	—	—
	200,000	—	—	0.47	12/12/17	—	—	—	—
	—	185,000	—	3.12	08/28/21	—	—	—	—

Alicia Grande	40,000	—	—	1.09	11/05/15	—	—	—	—
	90,000	—	—	1.07	12/16/16	—	—	—	—
	200,000	—	—	0.47	12/12/17	—	—	—	—
	—	170,000	—	3.12	08/28/21	—	—	—	—

Option Exercises

The following table provides information regarding the exercise of stock options by our executive officers during the year ended December 31, 2014:

Name	Grant Date	Exercise Date	Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/share)
Patrick J. McEnany	10/20/2009	10/02/2014	150,000	$0.90
Steven R. Miller, Ph.D.	10/20/2009	10/02/2014	175,000	$0.90
Alicia Grande	10/20/2009	10/02/2014	90,000	$0.90

COMPENSATION OF DIRECTORS

Fiscal 2014 Director Compensation

The following table provides information regarding compensation earned by our non-employee Directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2) ($)	Total ($)
Philip H. Coelho (3)	37,000	115,509	152,509
Hubert E. Huckel (4)	24,000	115,509	139,509
Charles B. O’Keeffe (5)	53,500	115,509	169,009
David S. Tierney (6)	31,000	115,509	146,509

(1)	All figures represent the amounts recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2014, which for all grants was equal to the grant date fair value, computed in accordance with FASB ASC Topic 718. Non-employee directors typically receive stock option grants annually.

(2)	The aggregate number of stock options held by each non-employee director as of December 31, 2014 is indicated in the table below:

Name	Number of Options
Philip H. Coelho	150,000
Charles B. O’Keeffe	160,000
David S. Tierney	160,000

(3)	Mr. Coelho was the chair of our Audit Committee during 2014. Mr. Coelho received additional compensation for his services as chair of the Audit Committee as described in the narrative below.

(4)	We announced the death of Dr. Huckel on December 16, 2014. The fees set forth in the table above were paid to Dr. Huckel for his attendance at Board and Committee meetings prior to his death. At his death, Dr. Huckel held vested stock options to purchase 639,804 shares of our common stock at prices ranging from $0.47 per share to $3.12 per share.

(5)	Mr. O’Keeffe serves as our lead independent director and, during 2014 was the chairman of the Nominating & Corporate Governance Committee. Mr. O’Keeffe received additional compensation for his services as lead independent director and for his services as chairman of the Nominating & Corporate Governance Committee as described in the narrative below.

(6)	Dr. Tierney serves as chair of the Compensation Committee. Dr. Tierney received additional compensation for his services as chair of the Compensation Committee as described in the narrative below.

Compensation of Directors

For 2014, non-employee directors received an annual retainer of $20,000, plus meeting fees of $1,500 for Board meetings, $500 for Board meetings attended by telephone and $500 for committee meetings. Further, the chair of the Audit Committee received an additional annual retainer of $10,000 and the chairs of the Compensation Committee and the Nominating & Corporate Governance Committee received an additional annual retainer of $5,000.

Effective January 1, 2015, non-employee directors will receive an annual retainer of $35,000, the chairs of the Audit, Compensation and Nominating & Corporate Governance Committees will receive an additional retainer of $15,000, $12,000 and $8,000, respectively, and members of the Audit, Compensation and Nominating & Corporate Governance Committees will receive an additional retainer of $7,500, $6,000 and $4,000, respectively. No meeting fees will be paid. Further, directors will receive annual option grants at the end of each year, starting in 2015, to purchase 40,000 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the Record Date for this Proxy Statement, we had 81,834,849 shares of our common stock outstanding. The following table sets forth, as of the date of this Proxy Statement, certain information regarding the shares of common stock owned of record or beneficially by (i) each person who owns beneficially more than 5% of our outstanding common stock; (ii) each of our directors and executive officers; and (iii) all directors and officers as a group.

	Shares Beneficially Owned (1)
Name	Number	Percentage
BioMarin Pharmaceutical, Inc. (2)	6,666,667	8.2
Broadfin Capital, LLC (3)	4,083,177	5.0
Baker Bros. Advisors, LP (4)	6,715,462	8.3
Point72 Asset Management LP (5)	3,500,000	4.3
Patrick J. McEnany (6)	4,528,512	5.5
Charles B. O’Keeffe (7)	473,376	*
David S. Tierney (8)	378,401	*
Philip H. Coelho (9)	256,672	*
Richard Daly (10)	—	*
Donald A. Denkhaus (11)	—	*
Steven R. Miller (12)	739,754	*
Alicia Grande (13)	486,346	*
David D. Muth (14)	41,000	*
All officers and directors as a group (11 persons) (15)	7,273,492	8.7

*	Less than one percent

(1)	Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. Further, unless otherwise noted, the address for each person named in this table is c/o Catalyst Pharmaceutical Partners, Inc.

(2)	Reported in a Schedule 13G filed by BioMarin on December 11, 2012. According to the Schedule 13G, BioMarin’s address is 105 Digital Drive, Novato, CA 94949.

(3)	Reported in a Schedule 13G filed by Broadfin on February 13, 2015. According to the Schedule 13G, Broadfin’s address is 300 Park Avenue, 25th Floor, New York, New York 10022.

(4)	Reported in a Schedule 13G filed by Baker Bros. Advisors on February 17, 2015. According to the Schedule 13G, Baker Bros. address is 667 Madison Avenue, 21st Floor, New York, N.Y. 10065.

(5)	Reported in a Schedule 13G filed by Point72 Asset Management, LP on December 2, 2014. According to the Schedule 13G, Point72 Asset Management’s address is 72 Cummings Point Road, Stamford, CT 06902.

(6)	Includes options to purchase 375,000 shares of our common stock, of which 75,000 shares are exercisable at a price of $1.09 per share, 100,000 shares are exercisable at a price of $1.07 per share, and 200,000 shares are exercisable at a price of $0.47 per share. Also includes a five-year warrant to purchase 31,250 shares of our common stock at an exercise price of $1.04 per share that expires on May 30, 2017. Excludes: (i) unvested stock options to purchase 300,000 shares of our common stock at an exercise price of $3.12 per share that will vest in three annual tranches beginning on August 28, 2015, (ii) 80,000 restricted stock units that will vest in three annual tranches beginning on November 13, 2015, and (iii) 145,921 shares of common stock owned by Mr. McEnany’s spouse.

(7)	Includes options to purchase 135,000 shares of our common stock, of which 30,000 shares are exercisable at a price of $1.09 per share, 30,000 shares are exercisable at a price of $1.07 per share, 50,000 shares are exercisable at a price of $0.47 per share, and 25,000 shares are exercisable at a price of $3.12 per share. Also includes a five-year warrant to purchase 31,250 shares of our common stock at an exercise price of $1.04 per share that expires on May 30, 2017. Excludes unvested stock options to purchase 25,000 shares of our common stock at an exercise price of $3.12 per share that will vest on August 28, 2015.

(8)	Includes options to purchase 135,000 shares of our common stock, of which 30,000 shares are exercisable at a price of $1.09 per share, 30,000 shares are exercisable at a price of $1.07 per share, 50,000 shares are exercisable at a price of $0.47 per share, and 25,000 shares are exercisable at a price of $3.12 per share. Excludes unvested stock options to purchase 25,000 shares of our common stock at an exercise price of $3.12 per share that will vest on August 28, 2015.

(9)	Includes options to purchase 125,000 shares of our common stock, of which 25,000 shares are exercisable at a price of $1.09 per share, 25,000 shares are exercisable at a price of $1.07 per share, 50,000 shares are exercisable at a price of $0.47 per share, and 25,000 shares are exercisable at a price of $3.12 per share. Excludes unvested stock options to purchase 25,000 shares of our common stock at an exercise price of $3.12 per share that will vest on August 28, 2015.

(10)	Excludes unvested stock options to purchase 50,000 shares of our common stock at an exercise price of $3.35 per share that will vest in three annual tranches beginning on February 19, 2015.

(11)	Excludes unvested stock options to purchase 50,000 shares of our common stock at an exercise price of $3.35 per share that will vest in three annual tranches beginning on February 19, 2015.

(12)	Includes options to purchase 350,000 shares of our common stock, of which options to purchase 60,000 shares are exercisable at a price of $1.09 per share, options to purchase 90,000 shares are exercisable at a price of $1.07 per share and options to purchase 200,000 shares are exercisable at a price of $0.47 per share. Excludes unvested stock options to purchase 185,000 shares of our common stock at an exercise price of $3.12 per share that will vest in three annual tranches beginning on August 28, 2015.

(13)	Includes options to purchase 330,000 shares of our common stock, of which options to purchase 40,000 shares are exercisable at a price of $1.09 per share, options to purchase 90,000 shares are exercisable at a price of $1.07 per share and options to purchase 200,000 shares are exercisable at a price of $0.47 per share. Excludes unvested stock options to purchase 170,000 shares of our common stock at an exercise price of $3.12 per share that will vest in three annual tranches beginning on August 28, 2015.

(14)	Excludes unvested stock options to purchase 150,000 shares of our common stock at an exercise price of $3.12 per share that will vest in three annual tranches beginning on August 28, 2015.

(15)	Includes options and warrants to purchase 1,785,000 shares at exercise prices ranging from $0.47 per share to $3.12 per share. Excludes unvested options to purchase 1,190,000 shares at exercise prices ranging from $0.47 per share to $3.35 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since 2012, we have had no transactions or proposed transactions in which we were or are to be participants and in which any related person had or will have a direct or indirect material interest.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our certificate of incorporation and bylaws provide for a board of directors elected annually for one-year terms. The Board of Directors has no reason to believe that any of the persons named will be unable to serve if elected. If any nominee is unable to serve as a director, the enclosed proxy will be voted for a substitute nominee selected by the Board of Directors.

Nominees for Director

The nominees for director are as follows:

Name	Age	Director Since
Patrick J. McEnany	67	January 2002
Philip H. Coelho	71	October 2002
Charles B. O’Keeffe	75	December 2004
David S. Tierney, M.D.	51	October 2002
Richard Daly	53	February 2015
Donald A. Denkhaus	69	February 2015

Biographical information about each of our candidates for director is contained above in “Our Board of Directors.”

Consideration of Future Nominees

The Nominating & Corporate Governance Committee will consider director candidates recommended by our stockholders. Any stockholder wishing to submit a recommendation with respect to the 2016 Annual Meeting of Stockholders should send a signed letter of recommendation to us at 355 Alhambra Circle, Suite 1500, Coral Gables, Florida 33134, Attention: Corporate Secretary. To be considered, recommendation letters must be received between January 22, 2016 and February 21, 2016, and must include: (i) all information about the nominee required to be disclosed in solicitations of proxies in an election contest; (ii) the written consent of the nominee to the nomination and such nominee’s willingness to serve if elected; and (iii) the name and address of the stockholder making such recommendation, the class and number of shares of capital stock the stockholder owns, and a representation by the stockholder that such stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear, in person or by proxy, to propose such nomination.

Vote Required

The election of directors requires a plurality of the votes cast by the holders of our common stock. A “plurality” means the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors.

The Board of Directors recommends a vote in favor of the six persons listed above who have been nominated for election to the Board of Directors.

OVERVIEW OF PROPOSALS TO AMEND OUR EXISTING

CERTIFICATE OF INCORPORATION (PROPOSAL NOS. 2 AND 3)

Proposals Nos. 2 and 3 request approval of amendments to our existing Certificate of Incorporation (Existing Charter) to (1) increase the number of authorized shares of common stock to 150,000,000 shares (Proposal No. 2) and (2) change our corporate name to “Catalyst Pharmaceuticals, Inc.” (Proposal No. 3). We believe that both of these proposed amendments are in the best interests of the company and our shareholders and therefore request that stockholders approve Proposal Nos. 2 and 3.

Neither Proposal No. 2 nor Proposal No. 3 is conditioned on the approval of the other. If one or both of the proposals is approved by stockholders, we intend to file a corresponding Amendment No. 2 to Certificate of Incorporation reflecting the approved amendment(s) with the Delaware Secretary of State, and such Amendment(s) will be effective on the date such amendment is filed with the Delaware Secretary of State.

The descriptions in this Proxy Statement of the proposed amendments to the Existing Charter contemplated by Proposal Nos. 2 and 3 are qualified in their entirety by reference to, and should be read in conjunction with, the full text of the Form of Amendment No. 2 to Certificate of Incorporation attached to this Proxy Statement as Annex “A”, which assumes that Proposal Nos. 2 and 3 are approved.

PROPOSAL TWO

TO AMEND THE CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

TO 150,000,000 SHARES

General

On February 19, 2015, our Board of Directors approved, declared it advisable and in our best interest and directed that there be submitted to our stockholders for approval, the prospective amendment to Article IV of our Certificate of Incorporation to increase the authorized common stock from one hundred million (100,000,000) shares, par value $0.001 per share, to one hundred and fifty million (150,000,000) shares, par value $0.001 per share.

If Proposal Two is approved, the first sentence of Article IV of the Existing Charter would be amended and restated to read in its entirety:

The total number of shares of capital stock which the Corporation shall have the authority to issue is 155,000,000, of which (i) 150,000,000 shares shall be Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) 5,000,000 shares shall be Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

Reasons for the Amendment

Currently, our company is authorized to issue 100,000,000 shares of common stock. Of the 100,000,000 shares of common stock authorized, as of the Record Date, there were 81,834,849 shares of common stock issued and outstanding, up to 3,170,000 shares of common stock reserved for issuance under our equity incentive plans and other option agreements, and up to 3,433,750 shares of common stock reserved for issuance upon the exercise of outstanding warrants. Consequently, we have approximately 11.8 million shares of authorized but unissued common stock available for general corporate purposes.

As a general matter, the Board of Directors does not believe the currently available number of unissued shares of common stock is an adequate number of shares to assure that there will be sufficient shares available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans, stock dividends, stock splits, and other corporate purposes. Therefore, the Board of Directors approved the increase in authorized shares of common stock as a means of providing us with the flexibility to act with respect to the issuance of common stock or securities exercisable for, or convertible into, common stock in circumstances which they believe will advance our interests and the interests of our stockholders without the delay of seeking an amendment to the Certificate of Incorporation at that time.

The Board of Directors has considered, and will continue to consider, various financing options, including the issuance of common stock from time to time to raise additional capital necessary to support future growth of our company. As a result of the proposed Amendment, the Board of Directors will have more flexibility to pursue opportunities to engage in possible future capital market transactions involving common stock or securities convertible into common stock, including, without limitation, public offerings or private placements of such common stock.

We currently have no plans, arrangements or understandings to issue any of the shares of common stock that would become newly available if this proposal is approved.

The Board of Directors recommends that the stockholders approve the above-described proposal to amend the Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 150,000,000 shares.

PROPOSAL THREE

TO AMEND THE CERTIFICATE OF INCORPORATION

TO CHANGE OUR CORPORATE NAME TO CATALYST PHARMACEUTICALS, INC.

General

On February 19, 2015, our Board of Directors approved, declared it advisable and in our company’s best interest and directed that there be submitted to our shareholders for approval, the prospective amendment to Article I of our Certificate of Incorporation to change our corporate name to Catalyst Pharmaceuticals, Inc. (the “Name Change Amendment”).

Reasons for the Name Change Amendment

The Board of Directors believes that our corporate name, which was adopted when we were a private company, should be more constant with the corporate names of other pharmaceutical companies. We also believe that the use of the term “Partners” in our corporate name is no longer appropriate and may lead to misunderstandings about our business. As a result, we have determined to change our corporate name from “Catalyst Pharmaceutical Partners, Inc.” to “Catalyst Pharmaceuticals, Inc.”

The Board of Directors recommends that the stockholders approve the above-described proposal to amend the Certificate of Incorporation to change our corporate name to “Catalyst Pharmaceuticals, Inc.”

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The purpose of this proposal is the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015. Grant Thornton has served as our independent registered public accounting firm since 2006. The Audit Committee may direct the appointment of new independent auditors at any time during the year without notice to, or the consent of, the stockholders, and the Audit Committee would do so if it were in our best interest and the best interest of our stockholders. Grant Thornton provided services in connection with the audit of our financial statements for the year ended December 31, 2014. Representatives of Grant Thornton are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Audit Fees

Information about fees paid to Grant Thornton in fiscal years 2014 and 2013 are contained above in “Independent Auditor’s Fees”

Pre-Approval of Audit Functions

Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for us by our independent registered public accounting firm or any other auditing or accounting firm. 100% of the services provided to us by Grant Thornton in 2014 and 2013 were pre-approved by the Audit Committee.

The Board of Directors recommends that stockholders approve the proposal to ratify the appointment of Grant Thornton LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2015.

OTHER MATTERS

The Board is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of proxy holders.

CONTACTING THE BOARD OF DIRECTORS

Stockholders may communicate with the board of directors by directing their communications in a hard copy (i.e. non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our principal executive office located at 355 Alhambra Circle, Suite 1500, Coral Gables, Florida 33134, Attention: Corporate Secretary. A stockholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of our common stock. Our corporate secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of our products or services; (ii) communications from suppliers or vendors relating to our obligations to such supplier or vendor; (iii) communications from pending or threatened opposing parties in legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (iv) any other communications that the corporate secretary deems, in his reasonable discretion, to be unrelated to our business. The corporate secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be automatically sent directly to the chair of the Audit Committee, whether or not it was directed to such person.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2016 Annual Meeting of Stockholders must be received by our corporate secretary not later than December 23, 2015 at our principal executive offices, 355 Alhambra Circle, Suite 1500, Coral Gables, Florida 33134, Attention: Corporate Secretary, for inclusion in the proxy statement and proxy relating to the 2016 Annual Meeting of Stockholders. Additionally, we must receive notice of any stockholder proposal to be submitted at the 2016 Annual Meeting of Stockholders (but not required to be in our proxy statement) by February 5, 2016, or such proposal will be considered untimely pursuant to Rule 14a-5(e) and 14a-8 under the Exchange Act. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

ADDITIONAL INFORMATION

We are delivering our Annual Report to our stockholders with this Proxy Statement. We will furnish without charge to any stockholder submitting a written request, our 2014 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, including the financial statements and any schedules thereto. Such written requests should be directed to our Corporate Secretary at the address set forth above.

BY ORDER OF THE BOARD OF DIRECTORS

Patrick J. McEnany

Chairman of the Board

Coral Gables, Florida

March 31, 2015

Annex “A”

Form of Proposed Certificate of Amendment to Our Certificate of Incorporation

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF CATALYST PHARMACEUTICAL PARTNERS, INC.

a Delaware Corporation

Pursuant to the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation of CATALYST PHARMACEUTICAL PARTNERS, INC., a Delaware corporation, hereinafter referred to as the “Corporation,” is amended as follows:

1. Article I of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

The name of the Corporation is Catalyst Pharmaceuticals, Inc. (the “Corporation”)

2. The first paragraph of Article IV of the Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:

The total number of shares of capital stock which the Corporation shall have the authority to issue is 155,000,000, of which (i) 150,000,000 shares shall be common stock, par value $0.001 per share (the “Common Stock”), and (ii) 5,000,000 shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”).

3. Except as provided for above, the Certificate of Incorporation of the Corporation shall remain unchanged.

On February 19, 2015, the Board of Directors of the Corporation approved these changes that are being made to the Certificate of Incorporation and recommended such changes to the stockholders of the Corporation. These changes were approved by the stockholders of the Corporation at the Corporation’s Annual Meeting of Stockholders held on May 21, 2015.

This amendment shall become effective upon its filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to Certificate of Incorporation of the Corporation this              day of May, 2015.

CATALYST PHARMACEUTICAL PARTNERS, INC.

By:
Patrick J. McEnany, President

A-1

CATALYST PHARMACEUTICAL PARTNERS, INC.

355 Alhambra Circle, Suite 1500

Coral Gables, Florida 33134

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patrick J. McEnany and Alicia Grande, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of common stock, $0.001 par value per share, of Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”) which the undersigned would be entitled to vote at the 2015 Annual Meeting of Stockholders to be held at 9:00 a.m. local time, on Thursday, May 21, 2015 or any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present upon the matters referred to in this proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

1.	PROPOSAL ONE — Election of Directors

To elect the following persons as Directors of the Company:

For a one year term

Patrick J. McEnany

Philip H. Coelho

Charles B. O’Keeffe

David S. Tierney, M.D.

Richard Daly

Donald A. Denkhaus

☐	FOR ALL NOMINEES except as indicated

☐	WITHHOLD AUTHORITY to vote for all nominees (INSTRUCTION: To withhold authority for an individual nominee, strike a line through that nominee’s name in the list above.)

2.	PROPOSAL TWO —	To approve an Amendment to our Certificate of Incorporation that would increase the number of authorized shares of common stock from 100,000,000 shares to 150,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL THREE —	To approve an Amendment to our Certificate of Incorporation that would change our corporate name to “Catalyst Pharmaceuticals, Inc.”

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	PROPOSAL FOUR —	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	PROPOSAL FIVE —	To transact such other business as may properly come before the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.

The undersigned acknowledges receipt of Notice of Annual Meeting of Stockholders dated March 31, 2015, and the accompanying Proxy Statement.

Date:                     , 2015.

Signature

Name(s) (typed or printed)

Address(es)

Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.